Exhibit.10.34
Amendment #1 Employment Agreement

THIS AMENDMENT #1 (“Amendment”), effective as of January 1, 2025 (“Amendment Effective Date”), is by and between MacroGenics, Inc. (“Company”) and James Karrels (“Executive”) (each a “Party” and collectively the “Parties”).

WHEREAS, Company and Executive executed an Employment Agreement effective on October 9, 2013 (“Agreement”); and

WHEREAS, the Parties wish to amend the Agreement as set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions:
1.All capitalized terms used in this Amendment but not otherwise defined herein, shall have the meanings ascribed to such terms in the Agreement.

1.References to the term “stock option” in the Agreement are hereby replaced with term “equity grant”. With respect to references related to accelerated vesting of stock options, the term equity grants shall only include stock options and restricted stock units.

1.This Amendment and the Agreement constitute the entire agreement of the Parties and supersede any and all prior agreements, written or oral, between the Parties relating to the subject matter of this Amendment and the Agreement and may not be amended unless agreed to in writing by both Parties.
2.This Amendment may be executed in counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures transmitted by email after having been scanned will be accepted as originals for the purposes of this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Effective Date.

MacroGenics, Inc. Executive

By: By: Scott Koenig, M.D., Ph.D. James Karrels
President and CEO